SUB-ITEM 77H

As of December 31, 2001, the following  person or entity owns more than 25% of a fund's voting security:
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


PERSON/ENTITY                                                              FUND                      PERCENTAGE

Hofstra University

128 Hofstra University                                                     MFS Institutional         36.24%
Hempstead, NY  11549-1280                                                  Research Fund

As of December 31, 2001, the following persons or entity that no longer owns 25% of a fund's voting security:


PERSON/ENTITY                                                                                        FUND

Bost & Co. A/C UMIF3000002                                                                           MFS Institutional Large
Mutual Fund Operations                                                                               Cap Value Fund
PO Box 3198
Pittsburgh, PA  15230-3198
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